Exhibit 99.2

The following table sets forth certain unaudited summary consolidated balance sheet information of the Company as of January 31, 2009, on a preliminary basis and on an as adjusted basis to give effect to the consummation of the Offer.

	January 31, 2009 (in thousands) (unaudited)
	Preliminary	As Adjusted (1)

ASSETS
Cash, cash equivalents and restricted cash(2)	$77,744	$54,808
Accounts receivable
NAFTA	33,300	33,300
Other	9,948	9,948
Total accounts receivable	43,248	43,248
Inventories
NAFTA	35,200	35,200
Other	18,339	18,339
Total inventories	53,539	53,539
Other current assets	9,201	9,201
Total current assets	183,732	160,796
Property, plant and equipment	48,749	48,749
Goodwill and intangibles	5,444	5,444
Other assets	9,603	13,585
Total assets	$247,528	$228,574

LIABILITIES AND SHAREHOLDERS’ EQUITY
Trade payables	$40,138	$28,452
Accrued liabilities	25,093	18,125
Short-term debt
10½% Senior Notes due 2009	99,400	4,970
10½% Senior Exchange Notes due 2009	38,300	—
Other short-term debt	1,664	1,664
Total short-term debt	139,364	6,634
Total current liabilities	204,595	53,211
10% Senior Secured Notes due 2011	—	132,730
Pension liabilities (3)	45,467	45,467
Other liabilities	20,054	20,054
Total liabilities	270,116	251,462
Total shareholders’ equity	(22,588)	(22,888)
Total liabilities and shareholders’ equity	$247,528	$228,574

(1)
The as adjusted data assumes that 95% in principal amount of the 10½ Senior Notes due 2009 and 100% of the 10½% Senior Exchange Notes due 2009 are tendered in the Offer and that the Offer is consummated on the balance sheet date.  The as adjusted data also reflects the use of cash to repay certain liabilities to purchase the Company’s silver inventory, which was previously leased.   The cash used to purchase the silver inventory was released from restricted cash.

(2)
As adjusted restricted cash includes approximately $15.0 million of margin deposits relating to metal hedging programs and customer firm pricing contracts and approximately $6.0 million of cash collateral to support workers compensation-related letters of credit.

(3)
Reflects the long-term pension liability that is expected to be reflected in the Company’s consolidated financial statements for the year ended December 31, 2008 in accordance with SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.  See Note 14 of Notes to Consolidated Financial Statements of the Company for the year ended December 31, 2007, included in our Annual Report of Form 10-K for the year ended December 31, 2007 and incorporated by reference in this Statement.   In connection with the annual actuarial valuation of the Company’s frozen defined benefit pension plan, the Company adjusted its long-term pension liability by approximately $39.0 million primarily to reflect the significant decrease in the value of the assets of the plan during 2008 as a result of the significant decrease in the long term investment markets.   During 2008, the Company contributed approximately $9.5 million to the plan.   Required minimum contributions during 2009 are estimated to be approximately $2.9 million.